Exhibit 5.1

Osler, Hoskin & Harcourt llp 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 514.904.8100 main 514.904.8101 facsimile

Montréal

Toronto

Calgary

Ottawa

Vancouver

New York

October 22, 2020

Milestone Pharmaceuticals Inc.

1111 Dr. Frederik-Philips Boulevard
Suite 420
Montreal, Québec
H4M 2X6

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Milestone Pharmaceuticals Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the filing by the Corporation with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Corporation pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of $1,753,450 of (i) common shares, without par value, of the Corporation (the “Shares”), and (ii) warrants (the “Warrants”) to purchase common shares of the Corporation (the “Warrant Shares”), which may be issued under one or more warrant certificates, to be dated on or about the date of the first issuance of the Warrants thereunder, in the form filed as an exhibit to the Prior Registration Statement (as defined below) (the “Warrant Certificate”). The Registration Statement incorporates by reference the Registration Statement on Form S-3 (Registration No. 333-239318), which was declared effective by the Commission on July 6, 2020 (the “Prior Registration Statement”), including the prospectus which forms part of the Prior Registration Statement (the “Base Prospectus”), which provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

The Shares and the Warrants are being registered for offer and sale from time to time pursuant to Rule 415 under the Act.

In connection with this opinion, we have examined and relied upon the Registration Statement, (b) the Warrant Certificate, and (c) all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation certifying, among other things, (i) the certificate, articles of incorporation and by-laws of the Corporation, and (ii) certain resolutions passed by the board of directors of the Corporation relating to the foregoing and the issuance of the Shares, the Warrants and the Warrant Shares.

We are qualified to practice law in the Province of Québec and these opinions are rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

We have assumed (a) the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies and (b) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

Our opinions are expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Where our opinion below refers to the Shares and the Warrant Shares as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that, with respect to the Shares and the Warrant Shares offered under the Registration Statement, provided that (a) the Base Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (b) the issuance of the Shares and the Warrants have been duly authorized by all necessary corporate action on the part of the Corporation; (c) the issuance and sale of the Shares and the Warrants do not violate any applicable law, are in conformity with the Corporation’s articles and by-laws, do not result in a default under or breach of any agreement or instrument binding upon the Corporation and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation; (d) the full consideration for the issuance of the Shares and the Warrants (including the Warrant Shares upon exercise of the Warrants pursuant to its terms) have been received by the Corporation, and (e) the certificates, if any, for the Shares, the Warrants and the Warrant Shares have been duly executed by the Corporation, countersigned by the transfer agent therefor, as applicable, and duly delivered to the purchasers thereof against payment therefor, then the Shares and the Warrant Shares, when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and in accordance with the Warrant Certificate and a duly authorized, executed and delivered purchase, underwriting or similar agreement, or upon exercise of any Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP